Exhibit 10(ss)

ASSIGNMENT AGREEMENT

        This Assignment Agreement (“this Agreement”), dated as of this 1st day of January 2003, is made among Anthony Bonomo (“the Assignor”), FPIC Insurance Group, Inc. (“FIG”) and Physicians’ Reciprocal Insurers (“PRI”):

        WHEREAS, Assignor owns 20% of the membership interests in Professional Medical Administrators, LLC (“PMA”); and

        WHEREAS, Assignor is President and Chief Executive Officer of Administrators for the Professions, Inc. (“AFP”), a wholly owned subsidiary of FIG and attorney in fact for PRI; and

        WHEREAS, after consultations among the Assignor, FIG and PRI, the Assignor wishes to divest himself of his membership interest in PMA by dividing it equally between FIG and PRI, in accordance with the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises, $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor, FIG and PRI hereby agree as follows:

1.	The Assignor hereby assigns to FIG, its successors and assigns, to have and to hold forever, a 10% interest in PMA (“FIG’s 10% Interest”), which the Assignor represents and warrants to FIG is 50% of Assignor’s entire interest in PMA, effective January 1, 2003.

2.	The Assignor hereby assigns to the PRI, its successors and assigns, to have and to hold forever, a 10% interest in PMA (“PRI’s 10% Interest”), which the Assignor represents and warrants to PRI is 50% of Assignor’s entire interest in PMA, effective January 1, 2003.

3.	The parties agree and acknowledge that Assignor (i) was entitled to receive and retain, and did receive, a distribution of earnings of PMA in the amount of $151,945 referable to the calendar year 2001, (ii) is entitled to receive and retain a distribution of approximately $120,000 referable to the calendar year 2002, and (iii) will retain liability for income taxes imposed upon the Assignor with respect to any earnings allocated to, or distributions made in respect of, his membership interests in PMA for those years.

4.	FIG will, subject to section 6, indemnify the Assignor and hold him harmless against any capital gains taxes or any other net (after taking into account any tax benefits to the Assignor in connection therewith) taxes or assessments that may be imposed upon him with respect to the 2003 tax year as a direct result of the assignment of FIG’s 10% Interest to FIG by the Assignor as contemplated by this Agreement, but only to the extent any such tax or assessment is imposed solely because of the following facts, which facts the Assignor represents and warrants to FIG are true and accurate: (w) the Assignor has never had an economic or other interest in WFG Interests, L.L.C. (“WFG”), (x) WFG assigned FIG’s 10% Interest to the Assignor without consideration or for nominal consideration and not in exchange for any services; (y ) at the time of the assignment of FIG’s 10% Interest by WFG to the Assignor, PMA had nominal value; and (z) the Assignor has not omitted to state herein anything that would make the foregoing statements not misleading. Notwithstanding anything to the contrary contained in this Agreement, FIG’s indemnification obligations under this section 4 shall not be effective unless and until the amount of the liability in respect of the losses, liabilities, costs and other amounts (“Losses”) indemnifiable by FIG exceeds $90,000 in the aggregate and then shall be effective only to the extent such Losses exceed $90,000.

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5.	PRI will, subject to section 6, indemnify the Assignor and hold him harmless against any capital gains taxes or any other net (after taking into account any tax benefits to the Assignor in connection therewith) taxes or assessments that may be imposed upon him with respect to the 2003 tax year as a direct result of the assignment of PRI’s 10% Interest to PRI by the Assignor as contemplated by this Agreement, but only to the extent any such tax or assessment is imposed solely because of the following facts, which facts the Assignor represents and warrants to PRI are true and accurate: (w) the Assignor has never had an economic or other interest in WFG, (x) WFG assigned PRI’s 10% Interest to the Assignor without consideration or for nominal consideration and not in exchange for any services; (y ) at the time of the assignment of PRI’s 10% Interest by WFG to the Assignor, PMA had nominal value; and (z) the Assignor has not omitted to state herein anything that would make the foregoing statements not misleading. Notwithstanding anything to the contrary contained in this Agreement, PRI’s indemnification obligations under this section 5 shall not be effective unless and until the amount of the liability in respect of Losses indemnifiable by PRI exceeds $90,000 in the aggregate and then shall be effective only to the extent such Losses exceed $90,000.

6.	Bonomo represents and warrants to FIG and to PRI that he has delivered to each of them true and correct copies of those portions of his United States Federal Income Tax return for the calendar year 2001 that reflect the acquisition and ownership by him of his interest in PMA. Bonomo agrees that (i) he will not amend his 2001 return in any manner that may affect the provisions of section 4 or section 5 of this Agreement without the prior written consent of FIG and PRI (which consents will not be unreasonably withheld or delayed), (ii) he will provide a copy to each of FIG and PRI of those portions of his United States Federal Income Tax returns for the calendar years 2002 and 2003 that reflect the ownership and, in respect of 2003, disposition by him of his interest in PMA at least 10 days prior to filing such returns and will not amend either of such returns in any manner that may affect the provisions of section 4 or section 5 of this Agreement without the prior written consent of FIG and PRI (which consents will not be unreasonably withheld or delayed), and (iii) he will reflect the matters set forth in sections 1,2 and 3 of this Agreement in a manner consistent in form and substance with such sections. Bonomo’s right to indemnification under either section 4 or section 5 shall be subject to the conditions that (x) the representation set forth in the first sentence of this section 6 shall be and shall remain true and accurate (y) Bonomo shall be in full compliance with each of his obligations set forth in the second sentence of this section 6, and (z) FIG and PRI, as the case may be, shall have had the right, power and opportunity to control any Internal Revenue Service examination and/or settlement to the extent such examination and/or settlement gives rise to or may give rise to or involve an indemnification claim under section 4 or section 5 of this Agreement.

7.	The Assignor acknowledges and agrees that (i) there are no other indemnifications, tax or otherwise, to which he is entitled from FIG or PRI, or any of their subsidiaries, in respect of his receiving, holding or assigning his interests in PMA other than the indemnifications set forth in sections 4 and 5 of this Agreement, and (ii) the Assignor is responsible for any tax on gross distributions received by him from PMA and in respect of his obtaining his interests in PMA.

8.	The Assignor and PRI each acknowledge that each has had its own legal counsel in connection with the negotiation of this Agreement.

9.	From and after the date hereof, upon request of FIG or PRI, the Assignor shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, powers of attorney and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver to and vest in FIG and PRI all the rights and interests hereby assigned and transferred to FIG and PRI or intended so to be assigned and transferred.

10.	Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person other than the parties hereto and their respective successors and assigns, any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all the terms, covenants and conditions, promises and agreements in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

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11.	This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto.

IN WITNESS WHEREOF, the Assignor, FIG and PRI have caused this Agreement to be executed under seal as of the date first above written.

/s/ Anthony Bonomo —————————————— Anthony Bonomo

By:	FPIC Insurance Group, Inc. /s/ John Byers —————————————— John R. Byers, President and Chief Executive Officer

By:	Physicians' Reciprocal Insurers /s/ Herman Robbins —————————————— Herman Robbins, M.D., Chairman of the Board of Governors

AGREED AND CONSENTED TO:

PROFESSIONAL MEDICAL ADMINISTRATORS, LLC By: /s/ Steven M. Ostrer —————————————————— Steven M. Ostrer, President 92